Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On April 4, 2025, Republic Airways Holdings Inc. (“Legacy Republic”) and Mesa Air Group, Inc. (“Mesa”), entered into the Agreement, Plan of Conversion and Plan of Merger (the “Merger Agreement”) pursuant to which Legacy Republic expected to merge with and into Mesa. On November 25, 2025, Mesa consummated the transactions contemplated by the previously disclosed Merger Agreement with Legacy Republic.

Upon closing of the Merger, the Surviving Corporation (the “Company”) was renamed Republic Airways Holdings Inc. and is led by executive leadership of Legacy Republic. Legacy Republic designated six of seven directors to the Surviving Corporation Board of Directors, while Mesa designated one of seven directors. Following the completion of the Merger, the business conducted by the Company became primarily the business conducted by Legacy Republic. The Current Report on Form 8-K, filed by the Company with the SEC on December 1, 2025, sets forth certain additional information regarding the Merger.

Concurrently with the execution and delivery of the Merger Agreement, Republic, Mesa, and United Airlines, Inc. (“United Airlines”), among other parties, entered into the Three Party Agreement, pursuant to which, among other things: (i) Mesa agreed to take certain actions at or prior to the closing of the Merger to dispose of certain assets, extinguish certain liabilities, and effectuate certain related transactions; (ii) United Airlines agreed to take certain actions at or prior to the closing of the Merger to facilitate Mesa’s actions in the foregoing clause (i); (iii) Mesa, following the Closing (and in all events immediately following the Effective Time), will conduct the Escrow Issuance; and (iv) United Airlines will reimburse the Surviving Corporation for certain specified costs and expenses. See Note 1, Description of the Merger, to the unaudited pro forma condensed combined financial information.

Upon effectiveness of the Merger, Legacy Republic stockholders retained an 88% interest in the Company, and pre-closing Mesa stockholders retained a 6% interest in the Company with the ability to acquire additional equity interests up to 6% of the Surviving Corporation, totaling up to approximately 12% in the aggregate, conditioned upon Mesa’s satisfaction of certain pre-closing criteria as set forth in the Three Party Agreement. Shares equivalent to the remaining unallocated 6% interest in the Company, upon completion of the Merger were delivered into escrow for allocation in the manner set forth in the Three Party Agreement (the “Escrow Shares”), subject to completion within 60 days of the Merger. Final allocation of Escrow Shares is determined by (i) obligations forgiven or repaid by United Airlines and (ii) the price per common share of Mesa following the 60 day period after closing of the Merger (the “Share Settlement Date” as defined in the Three Party Agreement), determined using a calculated average share price leading up to the Share Settlement Date. Obligations expected to be forgiven and/or repaid by United Airlines were estimated at $54.2 million at the consummation of the Merger. Actual amounts may change until the Share Settlement Date, as the allocation of Escrow Shares is not yet complete.

On September 24, 2025, Mesa effected a change in its fiscal year historically ending on September 30 to align with the fiscal year of Republic ending on December 31, which became effective on January 1, 2025.

Prior to the Merger, effective at 6:00 p.m. Eastern Time on November 24, 2025, Mesa effected a 15-for-1 reverse stock split of its common stock (the “Reverse Stock Split”). The unaudited pro forma condensed combined financial information includes the effect of the 15-for-1 reverse stock split.

Further, on November 25, 2025, the Company entered into a new 10-year Capacity Purchase Agreement (the “CPA”) with United Airlines and Mesa Airlines, Inc. (“Mesa Airlines”), to operate 60 E175 aircraft owned by United Airlines and operated by the Company. The CPA in effect immediately prior to consummation of the Merger between Mesa and United Airlines was terminated.

The following unaudited pro forma condensed combined financial information and accompanying notes are prepared for illustrative purposes and are presented as of September 30, 2025 and with respect to the statement of operations, for the year ended December 31, 2024 and for the nine months ended September 30, 2025 based on and derived from the historical financial information of Legacy Republic and Mesa. The unaudited pro forma condensed combined financial information gives effect to the Merger as described in the Merger Agreement as of and for the periods then ended.

The following unaudited pro forma condensed combined statements of operations and related notes thereto give effect to the Merger as if it had occurred on January 1, 2024. The unaudited pro forma condensed combined balance sheet as of September 30, 2025 is presented as if the Merger had occurred on September 30, 2025. The historical consolidated financial information of Republic and Mesa has been adjusted in the unaudited pro forma condensed combined financial information to give effect to adjustments to reflect the accounting for the transaction in accordance with GAAP. Adjustments to the unaudited pro forma condensed combined financial information are based on available information, reasonable estimates, and assumptions described in the accompanying notes hereto that management believes are reasonable under the circumstances.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” in May 2020, which is herein referred to as “Article 11.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and the option to present transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). It does not purport to present the results of operations or financial position, had the Merger occurred on the dates indicated, and is not intended to present the results of operations or financial position of the Company for any future period. In addition, the accompanying unaudited pro forma condensed combined statement of operations do not include any pro forma adjustments to reflect expected cost savings, synergies, or revenue enhancements which may be achievable as a result of the Merger.

The Merger is accounted for as a reverse acquisition under provisions of FASB ASC 805, Business Combinations, using the acquisition method of accounting. Legacy Republic is designated the accounting acquiror and legal acquiree for financial reporting purposes on the basis that, immediately following consummation of the Merger, (i) stockholders of Legacy Republic hold a substantial majority of the voting interest in the Surviving Corporation, (ii) Legacy Republic designated six of seven director positions on the Surviving Corporation Board, and (iii) senior management of Legacy Republic retained all named executive officer positions within the Surviving Corporation. The accounting for the Merger as a reverse acquisition resulted in the issuance and relinquishment of 12% of the pre-Merger voting interest in Legacy Republic as consideration in exchange for certain net assets of Mesa, which is measured at the acquisition date fair value of the consideration exchanged. At closing of the Merger, the net assets of Mesa were remeasured to fair value within the consolidated balance sheet of the Surviving Corporation, and the results of operations thereafter are those of Legacy Republic. Currently, the complete analysis of the fair value of certain assets acquired and liabilities is not available, and when completed, may differ materially from the results presented herein. The unaudited pro forma condensed combined financial information should be read in conjunction with:

•

The historical financial statements of Mesa as of September 30, 2024 and 2023 and for the years ended September 30, 2024, 2023, and 2022 filed in its annual report on Form 10-K with the SEC on May 14, 2025;

•

The historical financial statements of Mesa as of December 31, 2024 and 2023 (unaudited) and for the years ended December 31, 2024 and 2023 (unaudited) filed in its transition report Form 10-KT with the SEC on November 21, 2025;

•

Unaudited historical financial statements of Mesa as of September 30, 2025 and December 31, 2024 and for the nine months ended September 30, 2025 and 2024 filed in its quarterly report on Form 10-Q with the SEC on November 21, 2025;

•	The historical financial statements of Legacy Republic as of December 31, 2024 and 2023 and for the years ended December 31, 2024, 2023, and 2022 filed on Form S-1/S-4 with the SEC on July 11, 2025;

•

Unaudited historical financial statements of Legacy Republic as of September 30, 2025 and December 31, 2024 and for the nine months ended September 30, 2025 and 2024 included elsewhere in the current report on Form 8-K to which this exhibit relates;

•	Current report on Form 8-K filed with the SEC on December 1, 2025; and

•

Other information related to Mesa and Legacy Republic contained in the current report on Form 8-K to which this exhibit relates, including the disclosures contained in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and do not necessarily reflect what the combined financial condition or results of operations would have been had the Merger occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and further analyses are performed.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2025

(In millions, except share and per share amounts)

	Historical		Transaction Accounting Adjustments (Note 3)
	Republic	Mesa	Three Party Agreement		Merger		Pro Forma Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$98.0	$38.7	$(21.7)	C,D	$48.7	L, Q	$163.7
Marketable securities	172.0	—	—		—		172.0
Inventory	66.9	16.6	(4.2)	C	10.8	R	90.1
Other current assets	107.6	25.5	—		—		133.1
Assets held for sale	—	33.8	(33.8)	C	—		—

Total current assets	444.5	114.6	(59.7)		59.5		558.9
Property and equipment, net	2,305.1	31.5	(5.8)	C	(10.8)	R	2,320.0
Goodwill	2.0	—	—		81.9	J	83.9
Deferred income taxes	—	0.3	5.5	M	—		5.8
Other non-current assets	184.9	12.5	(0.3)	P	—		197.1

TOTAL ASSETS	$2,936.5	$158.9	$(60.3)		$130.6		$3,165.7

LIABILITIES, MEZZANINE EQUITY, AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt and finance leases	$215.7	$68.0	$(68.0)	D	$—		$215.7
Accrued expenses and other current liabilities	242.2	101.9	3.8	A,B,D	0.5	G, Q	348.4

Total current liabilities	457.9	169.9	(64.2)		0.5		564.1
Long-term debt and finance leases – less current portion	856.0	27.0	(27.0)	D	—		856.0
Other non-current liabilities	206.8	14.6	(6.4)	B	—		215.0
Deferred income taxes	227.9	—	—		—		227.9

Total liabilities	1,748.6	211.5	(97.6)		0.5		1,863.0

COMMITMENTS AND CONTINGENCIES
MEZZANINE EQUITY	6.2	—	—		(6.2)	I	—
STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock	$—	$273.4	$—		$(273.4)	I, J, L	$—
Additional paid-in capital	478.0	—	—		(135.6)	I	613.6
Retained earnings (deficit)	703.7	(326.0)	37.3	A,B,C,D,E,I,M	274.1	I,G, Q	689.1

Total stockholders’ equity (deficit)	1,181.7	(52.6)	37.3		136.3		1,302.7

TOTAL LIABILITIES, MEZZANINE EQUITY, AND STOCKHOLDERS’ EQUITY (DEFICIT)	$2,936.5	$158.9	$(60.3)		$130.6		$3,165.7

See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025

(In millions, except share and per share amounts)

	Historical		Transaction Accounting Adjustments (Note 3)
	Republic	Mesa	Three Party Agreement		Merger		Pro Forma Combined
REVENUES	$1,212.4	$278.2	$—		$—		$1,490.6
OPERATING EXPENSES:
Wages and benefits	549.3	118.0	—		—		667.3
Aircraft and engine rent	—	1.8	—		—		1.8
Maintenance and repair	228.6	86.9	—		—		315.5
Depreciation and amortization	93.2	11.6	—		0.1	K	104.9
Asset impairment	—	53.4	—		—		53.4
Other	207.1	73.1	—		—		280.2

Total operating expenses	1,078.2	344.8	—		0.1		1,423.1
OPERATING INCOME (LOSS)	134.2	(66.6)	—		(0.1)		67.5

Total other (expense) income, net	(37.7)	13.1	9.8	E	—		(14.8)

INCOME (LOSS) BEFORE INCOME TAXES	96.5	(53.5)	9.8		(0.1)		52.7
INCOME TAX EXPENSE (BENEFIT)	25.3	(1.6)	2.3	H	3.5		29.5

NET INCOME (LOSS)	$71.2	$(51.9)	$7.5		$(3.6)		$23.2

Net Income (loss) per share:
Basic		$(18.74)					$0.50	N
Diluted		$(18.74)					$0.50	N
Weighted average shares used to compute net income (loss) per share:
Basic		2,770					45,993	N
Diluted		2,770					46,271	N

See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2024

(In millions, except share and per share amounts)

	Historical		Transaction Accounting Adjustments (Note 3)
	Republic	Mesa	Three Party Agreement		Merger		Pro Forma Combined
REVENUES	$1,474.0	$460.8	$—		$—		$1,934.8
OPERATING EXPENSES:
Wages and benefits	677.2	183.2	10.5	A	5.5	O,Q	876.4
Aircraft and engine rent	3.6	8.2	—		—		11.8
Maintenance and repair	311.2	117.0	—		6.6	F	434.8
Depreciation and amortization	117.0	34.7	—		1.7	K	153.4
Asset impairment	—	99.0	—		—		99.0
Other	228.0	143.8	—		10.5	G	382.3

Total operating expenses	1,337.0	585.9	10.5		24.3		1,957.7
OPERATING INCOME (LOSS)	137.0	(125.1)	(10.5)		(24.3)		(22.9)
Total other (expense) income, net	(50.1)	(24.6)	27.0	E	—		(47.7)

INCOME (LOSS) BEFORE INCOME TAXES	86.9	(149.7)	16.5		(24.3)		(70.6)
INCOME TAX EXPENSE (BENEFIT)	22.3	(4.7)	6.4	H	4.7	H	28.7

NET INCOME (LOSS)	$64.6	$(145.0)	$10.1		$(29.0)		$(99.3)

Net Income (loss) per share:
Basic and diluted		$(52.63)					$(2.19)	N
Weighted average shares used to compute net income (loss) per share:
Basic and diluted		2,755					45,281	N

See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. DESCRIPTION OF THE MERGER

On November 25, 2025, Mesa consummated the transactions contemplated by the previously disclosed Merger Agreement with Legacy Republic. Upon closing of the Merger, the Surviving Corporation was renamed Republic Airways Holdings Inc. and is led by executive leadership of Legacy Republic. Legacy Republic designated six of seven directors to the Surviving Corporation Board, while Mesa designated one of seven directors, among other actions.

Upon effectiveness of the Merger, Legacy Republic stockholders retained an 88% interest in the Company, and pre-closing Mesa stockholders retained a 6% interest in the Company, together collectively representing a 94% interest in the Company. Shares equivalent to the remaining 6% interest in the Company, upon completion of the Merger, were delivered into escrow for allocation in the manner set forth in the Three Party Agreement (the “Escrow Shares”) and (i) first become available to United Airlines in exchange for the forgiveness and repayment of certain debts and obligations of Mesa, (ii) second, to the extent of any remainder, become available to the Company to repay certain liabilities, and (iii) third, to the extent of any remainder, become available on a pro rata basis to pre-closing Mesa stockholders.

In connection with the Merger and immediately prior to the effective time of the Merger (the “Effective Time”), Mesa converted from a Nevada corporation to a Delaware corporation pursuant to a Plan of Conversion (the “Conversion”). At the Effective Time, each share of Legacy Republic common stock, par value $0.001 per share, (excluding (i) shares to be cancelled pursuant to the Merger Agreement and (ii) any dissenting shares for which appraisal rights have been properly demanded in accordance with Delaware law) was converted into the right to receive 38.9933 validly issued, fully paid and non-assessable shares of Mesa common stock par value $0.001, with cash paid in lieu of any fractional shares. Immediately prior to the Effective Time, each outstanding RSU award in respect of shares of Legacy Republic common stock that was vested was cancelled and the holder to shares of Legacy Republic common stock was converted into the right to receive 38.9933 validly issued, fully paid, and non-assessable shares of Mesa common stock par value $0.001. The Merger Consideration consists of all common stock and does not contemplate the exchange of cash consideration in connection with the Merger, except for cash paid in lieu of fractional shares. The Exchange Ratio gives effect to a post-Merger capitalization, which consists of an approximate 88% allocation to Legacy Republic pre-Merger stockholders, an approximate 6% allocation to Mesa pre-Merger stockholders with the incremental 6% allocation (the Escrow Shares) available for repayment of certain Mesa liabilities as enumerated in the Three Party Agreement described below for the settlement of final working capital amounts and unsettled obligations of Mesa.

Further, Legacy Republic and Mesa concurrently entered into the Three Party Agreement jointly with United Airlines to give effect to actions which facilitate an orderly wind down and disposition of certain assets, extinguishment of certain liabilities, and conditions not subject to the business combination and exchange of Merger Consideration. The Three Party Agreement provided for, among other things, completion of the following actions to at or prior to the closing of the Merger:

(i)	Termination of the United CPA among Mesa and United Airlines;

(ii)	Disposition by sale of certain Canadair Regional Jet (“CRJ”) aircraft, CRJ spare engines, an Embraer Regional Jet (“ERJ”) spare engine, and Boeing B-737 spare inventories;

(iii)

Repayment of substantially all trade debts, long-term debts, and remaining liabilities of Mesa, utilizing the cash on hand and cash proceeds from asset sales set forth in item (ii) above. Upon depletion of Mesa cash applied for the full and final satisfaction of trade debts, long-term debts, and remaining liabilities, United Airlines shall (a) forgive the remaining obligations outstanding or (b) provide a one-time cash payment for funding at Merger closing sufficient to discharge any further amounts outstanding;

(iv)

Transfer of all Mesa rights and obligations related to its warrant and aircraft purchase agreements with Archer Aviation Inc. related to investments in, development of, and commitment for forward purchase of eVTOL aircraft to a third party, however, assignable to United Airlines to the extent a transfer cannot be otherwise be completed;

(v)

Extension of certain CPA terms between Mesa and United Airlines, including enhanced/increased rates retrospectively from January 2025 and extending through March 2026. The extension of such terms is contingent upon successful completion of the Merger, and enhance the ability of Mesa to discharge those debts set forth in item (iii), and was terminated pursuant to item (i) concurrently with closing of the Merger; and

(vi)

Issuance of the Escrow Shares which constitute Mesa common stock, par value $0.001 following the conversion of Mesa from a Nevada corporation to a Delaware corporation, equivalent to approximately 6% of the issued and outstanding shares of Mesa common stock, which shares will (a) first become available to United Airlines in exchange for the forgiveness and repayment of certain debts and obligations of Mesa; (b) second, to the extent any of the remainder become available to the Surviving Corporation to repay certain liabilities, and (c) third, to the extent of any remainder, become available on a pro rata basis to stockholders of Mesa immediately prior to consummation of the Merger and merger-related agreements.

Mesa issued the following shares of Mesa common stock in conjunction with the Merger as Merger Consideration and in satisfaction of conditions set forth in the Three Party Agreement, giving effect to the Merger as if it were consummated on September 30, 2025. Unless otherwise noted, all references to share and per share amounts in the unaudited pro forma condensed combined financial information give effect to the Reverse Stock Split.

Mesa common stock outstanding as of September 30, 2025	2,791,991
Issuance of Mesa RSUs at vesting concurrent with closing of Merger	61,010

Total Mesa common stock	2,853,001
Republic common stock outstanding as of September 30, 2025	1,004,108
Shares of Republic RSUs issued and vested upon closing of Merger	21,156

Total Republic common stock	1,025,264
Exchange Ratio	38.9933

Resulting shares of Mesa common stock issued for Republic shares outstanding	39,978,427
Shares of common stock of Mesa before the application of the Three Party Agreement	42,831,428
Mesa common stock issued in accordance with the Three Party Agreement (6% of the total Mesa shares of common stock at closing of the Merger)	2,853,001

Total shares of Mesa common stock at closing of Merger	45,684,429

The following table depicts the ownership of the Company by Republic and Mesa on a pro forma basis as if the transaction had occurred on September 30, 2025, giving effect to the above share issuances:

	Republic	Mesa	Escrow Shares (1)
Post-Merger ownership interest allocation	88%	6%	6%

(1)

Relates to share issuances in satisfaction of certain liabilities of Mesa on behalf of Mesa by United Airlines as set forth in the Three Party Agreement and is subject to final reconciliation within 60 days of Merger closing. Actions taken by Mesa through the Net Debt Adjustment Resolution Period and the calculated share price on the Share Settlement Date could materially affect the ownership interest allocation among Mesa and United Airlines.

The preliminary estimated Net Debt Amount at closing of the Merger was $54.2 million. It is therefore not probable that Escrow Shares will be issued to the Surviving Corporation. Accordingly, the ownership interests of the current shareholders of Republic in the Surviving Corporation is not expected to exceed 88%.

Under the reverse acquisition method of accounting for the Merger in accordance with ASC 805, Business Combinations, the fair value of purchase price consideration is reflected in the unaudited pro forma condensed combined financial information at the fair value of hypothetical stock issued to Mesa pre-Merger stockholders. Although Mesa is designated as the accounting acquiree and legal acquiror of the Merger, the fair value of Mesa’s stock price is more reliably measurable than the fair value of the relinquished equity interest of Legacy Republic, designated as the accounting acquiror and legal acquiree, as Republic prior to the Merger is privately-held, is not exchange traded, with inputs of fair value derived from unobservable methods, as defined in ASC 820, Fair Value Measurement.

Merger Consideration is estimated as follows based on Mesa as the accounting acquiree and legal acquiror retaining at least an approximate 6% interest in the Company. Mesa, on the basis of contingent actions as set forth in the Three Party Agreement, may acquire up to an additional 6% interest in the combined company with the ability to acquire the Escrow Shares; however it is probable that substantially all of the Incremental Shares will be exhausted and fully allocated to (i) United Airlines in full or in partial satisfaction of the Net Debt Amount and (ii) the Company in satisfaction of pre-Merger obligations. The resulting outcome of the allocation of Escrow Shares between Mesa and United Airlines does not impact presentation of the unaudited pro forma condensed combined financial information. Republic, therefore, estimates it is probable that it will retain an 88% interest in the Surviving Corporation.

Purchase price consideration (in millions, except share and per share amounts)
Effective issuance of shares transferred to Mesa pre-Merger stockholders as of September 30, 2025	2,791,991
Issuance of Mesa RSUs at vesting concurrent with closing of the Merger	61,010

Total shares attributable to Mesa pre-Merger stockholders	2,853,001
Mesa common stock issued in accordance with the Three Party Agreement (1)	2,853,001

Total shares	5,706,002
Price per share at fair value (2)	$21.00

Merger Consideration at fair value	$119.8

(1)

Issued in connection with Escrow Shares described in Note 1, Basis of Presentation, to the unaudited pro forma condensed combined financial information. Substantially all of the Escrow Shares are expected to be issued to United Airlines and the Company in satisfaction of pre-Merger liabilities of Mesa. It is probable there will be no additional shares available to Republic pre-Merger stockholders from the Escrow Shares based on the estimated Net Debt Amount estimated at closing of the Merger.

(2)	Closing stock price of Mesa common stock as of November 24, 2025.

The final determination of the allocation of Escrow Shares among United Airlines, Mesa pre-Merger stockholders, and the Surviving Corporation will be completed in an expedient manner subsequent to the closing of the Merger and no later than 60 days following the Merger consummation (the “Net Debt Adjustment Resolution Period” as defined in the Three Party Agreement). The final accounting will be determined based on the closing balance and calculated Net Debt Amount, as outlined in the Three Party Agreement.

2. BASIS OF PRO FORMA PRESENTATION

The accompanying unaudited pro forma condensed combined financial information includes the accounts of Legacy Republic and Mesa, and each of their subsidiaries and have been derived from the historical consolidated financial statements of Legacy Republic and Mesa. Certain financial statement line items included in the historical financial statements have been disaggregated, condensed, or reclassified to consistently conform to the historical presentation of Legacy Republic as follows:

	Year Ended December 31, 2024		Nine Months Ended September 30, 2025
Reclassification Adjustments	Historical Reported	Reclassified, Pro Forma	Historical Reported	Reclassified, Pro Forma
Flight operations	$167.9	$—	$108.4	$—
Wages and benefits	—	183.2	—	118.0
Maintenance and repair	182.6	117.0	127.2	86.9
Other	93.5	143.8	42.4	73.1

Total	$444.0	$444.0	$278.0	$278.0

Certain financial statement line items contained in the historical consolidated financial statements of Legacy Republic and Mesa, as described in the notes to the unaudited pro forma condensed combined financial information, were condensed within the accompanying unaudited pro forma condensed combined financial information, as permitted by Article 11, as follows:

Balance Sheet

Pro Forma Condensed Combined Balance Sheet Line Item	Historical Republic Balance Sheet Line Items Included	Historical Mesa Balance Sheet Line Items Included

Other current assets	Restricted cash Receivables, net Receivables – related parties Prepaid expenses and other current assets	Restricted cash Receivables, net Prepaid expenses and other current assets

Other non-current assets	Operating lease right-of-use assets Other non-current assets Other non-current assets – related parties	Operating lease right-of-use assets Lease and equipment deposits Other assets

Accrued expenses and other current liabilities	Current portion of operating lease liabilities Accounts payable Accrued liabilities Accounts payable and accrued liabilities – related parties	Current portion of deferred revenue Current maturities of operating leases Accounts payable Accrued compensation Customer deposits Other accrued expenses

Other non-current liabilities	Operating lease liabilities – less current portion Other non-current liabilities Other non-current liabilities – related parties	Noncurrent operating lease liabilities Deferred revenue, net of current portion Other noncurrent liabilities

Statement of Operations

Pro Forma Condensed Combined Statement of Operations Line Item	Historical Republic Statement of Operations Line Items Included	Historical Mesa Statement of Operations Line Items Included
Other (expense) income, net	Investment income and other, net Interest expense	Interest expense Interest income Gain on investments Unrealized loss on investments, net Other income (expense), net Gain on debt forgiveness

Accounting Policy Review

Legacy Republic conducted a preliminary review of the accounting policies of Mesa. Adjustments to conform the accounting policies of Legacy Republic and Mesa to the accounting policies expected to be adopted by the Surviving Corporation have been given effect in the unaudited pro forma condensed combined financial information. Final assessment of these matters could materially differ from those preliminarily presented herein.

Mesa has historically measured its fiscal year ending on September 30, while Legacy Republic has historically measured its fiscal year on a calendar basis ending on December 31. On September 24, 2025, Mesa adopted the fiscal reporting period of Republic ending on December 31, which became effective on January 1, 2025. The unaudited pro forma condensed combined financial information was compiled to present Republic and Mesa concurrently on the fiscal reporting period ending on December 31. The historical financial records of Mesa prior to January 1, 2025, were adjusted to consistently conform.

The following unaudited pro forma condensed combined balance sheet is derived from (i) the historical unaudited condensed consolidated balance sheet of Republic as of September 30, 2025 and (ii) the historical unaudited condensed consolidated balance sheet of Mesa as of September 30, 2025. The following unaudited pro forma condensed combined statements of operations is derived from (i) the historical audited consolidated financial statements of Republic for the year ended December 31, 2024 and the historical unaudited condensed consolidated financial statements of Republic for the nine months ended September 30, 2025, and (ii) the historical audited consolidated financial statements of Mesa for the years ended December 31, 2024 and 2023, the historical audited financial statements for the three month transition period ended December 31, 2024, and the historical unaudited condensed consolidated financial statements of Mesa for the nine months ended September 30, 2025. The conforming period of Mesa for the year ended December 31, 2024 is as follows:

Mesa	[1] Year Ended September 30, 2024	[2] Three Month Transition Period Ended December 31, 2024	[3] Three Months Ended December 31, 2023	[1]+[2]-[3] Year Ended December 31, 2024
REVENUES	$476.4	$103.2	$118.8	$460.8
NET LOSS	(91.0)	(111.9)	(57.9)	(145.0)

3. Pro Forma Adjustments

The unaudited pro forma condensed combined financial information gives effect to the following adjustments that depict transaction accounting adjustments of the Merger. Management’s Adjustments as defined in Article 11 under Regulation S-X of the SEC have not been elected for presentation herein.

The pro forma adjustments are based on preliminary estimates and could be subject to further revision. Amounts presented herein could materially change as additional information, including final transaction accounting and the resolution of items subject to finalization in the Net Debt Adjustment Resolution Period within 60 days of closing of the Merger.

Three Party Agreement

The pre-closing conditions set forth in the Three Party Agreement require that Mesa shall record to accrued expenses and other current assets, professional fees expected to be incurred in connection with the Merger, which consists primarily of adviser and legal fees. Such remaining unaccrued fees, estimated at $2.0 million, are not reflected as Transaction Adjustments to the unaudited pro forma condensed combined financial statements in order to comply with Article 11 of Regulation S-X of the SEC, as these represent transaction costs incurred by the accounting acquiree.

A – To record aggregate accrued compensation and wages and benefits expense not yet reflected in historical financial statements of $10.5 million related to Mesa executive compensation, including severance and consultancy arrangements, as needed, although Legacy Republic named executive officers (“NEO”) will replace the equivalent NEO of Mesa, which results in an increase to accrued expenses and other current liabilities and an increase to retained earnings (deficit) in the unaudited pro forma condensed combined balance sheet.

B – To reflect the reversal of deferred revenue contract liabilities of $12.0 million associated with the pre-Merger CPA among Mesa and United Airlines upon termination of the CPA at consummation of the Merger as a decrease to accrued expenses and other current liabilities of $5.6 million; a decrease to other non-current liabilities of $6.4 million; and an increase to retained earnings (deficit) of $12.0 million in the unaudited pro forma condensed combined balance sheet.

C – To reflect the disposition of certain Mesa aircraft, equipment, and spare parts classified as Qualifying Agreements. Asset sale proceeds were determined based on Qualifying Agreements with third-party entities for the purchase of spare engines, airframes, and certain ERJ rotables that were in place at the time of issuance of this report. Proceeds for the sale of assets under Qualifying Agreements are used to repay certain notes payable (See Note E).

Additionally, to reflect the disposition of certain CRJ and ERJ aircraft spare parts, including expendables inventory and rotable property and equipment, proceeds were recognized at a pre-determined price, as stipulated in the Three Party Agreement.

The adjustments result in an increase to cash and cash equivalents of $31.9 million; a decrease to assets held for sale of $33.8 million, a decrease to property and equipment, net of $5.8 million, a decrease to inventory of $4.2 million, and a decrease to retained earnings (deficit) of $11.9 million in the unaudited pro forma condensed combined balance sheet.

Related to the notes payable, Mesa extinguished $62.4 million with cash on hand after proceeds from assets sales of $31.9 million.

D – To reflect the repayment of certain secured debt facilities of Mesa prior to closing of the Merger as a pre-closing condition as set forth in the Three Party Agreement. The related obligations total $95.0 million, net of deferred financing costs of $0.2 million, plus accrued interest of $1.0 million. The adjustment results in a decrease to cash and cash equivalents of $53.6 million, a decrease to the current portion of long-term debt and finance leases of $68.0 million, a decrease to accrued expenses and other current liabilities of $1.0 million, a decrease to long-term debt and finance leases – less current portion of $27.0 million and a decrease to retained earnings (deficit) of $42.4 million from the gain on debt extinguishment.

E – To reflect the elimination of interest expense related to certain long-term debt owed by Mesa at or prior to closing of the Merger as set forth in the Three Party Agreement, which resulted in a reduction to interest expense of

$27.0 million for the year ended December 31, 2024 and $9.8 million for the nine months ended September 30, 2025. Further, Mesa assigned certain debts held by the U.S. Treasury to Jefferies Capital Services, LCC (“Jefferies”) prior to consummation of the Merger, which results in partial extinguishment of the U.S. Treasury and recognition of a gain on debt extinguishment of $8.8 million. The assignment of the note resulted in a decrease to interest expense during the year ended December 31, 2024.

Merger

F – To record maintenance expense of $6.6 million to the year ended December 31, 2024 to reflect the recognition of expense related to deferred heavy maintenance of ERJ aircraft historically accounted for by Mesa under the deferral method to conform with the historical presentation and accounting policies of Republic under the direct expense method.

G – To reflect estimated Republic transaction-related costs of $10.5 million expected to be incurred after consummation of the Merger resulting in an increase to accrued expenses and other current liabilities and a decrease to retained earnings (deficit) in the unaudited pro forma condensed combined financial information and recognition of estimated Republic transaction-related costs of $10.5 million resulting in an increase to other operating expenses and a decrease to net income (loss).

H – To record the income tax effect of pro forma pre-tax adjustments, as applicable, based on the estimated statutory tax rate of 23.53% for Mesa and 24.75% for Republic. Adjustments result in a decrease to income tax expense (benefit) for tax deductible items, which include maintenance and repair expense, depreciation and amortization expense, and interest expense. Non-deductible items were excluded from the adjustments to income tax expense (benefit), which include executive compensation of $10.5 million and transaction costs of $10.5 million, for the year ended December 31, 2024. Additionally, non-deductible compensation under IRC Section 162M from historical reported financials resulted in an increase to income tax expense of $7.6 million for the year ended December 31, 2024 and $3.5 mililion for the nine months ended September 30, 2025.

I – To record the following equity transactions:

(i)	Issuance of additional Republic RSU awards through the date of the consummation of the Merger.

(ii)	Issuance and conversion of RSUs of Republic to common stock upon satisfaction of the underlying vesting condition of the awards, which is consummation of the Merger.

(iii)	Issuance of Mesa common stock upon satisfaction of the underlying vesting condition of the awards, which is consummation of the Merger.

(iv)

Exchange of Republic common stock, par value $0.001, for common stock of Mesa at the presumed Exchange Ratio and reclassification of Republic additional paid-in capital upon conversion of securities having no par value.

(v)

Issuance of Mesa common stock in exchange for the extinguishment of certain debts and other obligations of Mesa on behalf of Mesa as set forth in the Three Party Agreement. The expected cash funding of United Airlines is determined on the basis of the status of contingent matters as described in the Three Party Agreement as the contractual minimum economic value available to Mesa as of September 30, 2025.

(vi)	Cumulative effects of pro forma balance sheet adjustments.

(vii)	The elimination of Mesa historical equity after giving effect to pro forma presentation as described herein.

	Mezzanine Equity		Common Stock
	Republic		Republic		Mesa
(in millions, except share amounts)	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Accumulated Earnings (Deficit)	Total Stockholders’ Equity
Issuance of Republic RSU awards through Merger closing (i)	7,302	$2.1	—	$—	—	$—	$—	$(2.1)	$(2.1)
Conversion of Republic RSUs to Republic common stock upon closing of Merger (vesting condition) (ii)	(23,785)	(8.3)	23,785	—	—	—	8.3	—	8.3
Conversion of liability awards to equity	—	—	9,220	—	—	—	7.5	(2.0)	5.5
Issuance of Mesa RSU upon closing of Merger (vesting condition) (iii)	—	—	—	—	61,010	—	—	—	—
Exchange of Republic outstanding common stock for Mesa common stock (iv)	—	—	(1,033,005)	—	39,978,427	493.8	(493.8)	—	—
Issuance of Mesa common stock in exchange for satisfaction of certain liabilities (v)	—	—	—	—	2,853,001	53.2	—	—	53.2
Cumulative effect of pro forma adjustments (vi)	—	—	—	—	—	81.9	—	26.8	108.7
Elimination of Mesa historical equity (vii)	—	—	—	—	—	(902.3)	613.6	288.7	—

Total Adjustment	(16,483)	$(6.2)	(1,000,000)	$—	42,892,438	$(273.4)	$135.6	$311.4	$173.6

J – To give effect to the preliminary purchase price allocation for consideration exchanged of $119.8 million. The preliminary purchase price allocation is not yet complete, and when complete, could result in a materially different outcome

Mesa Historical Balance Sheet	Reported	Transaction Adjustments	Purchase Accounting		Pro Forma Adjusted
Net Assets Acquired:
Cash	$38.7	$31.5	$—		$70.2
Inventory	16.6	6.6	—		23.2
Other current assets	25.5	—	—		25.5
Assets held for sale	33.8	(33.8)	—		—
Property and equipment, net	31.5	(16.6)	—		14.9
Deferred income taxes	0.3	5.5	—		5.8
Goodwill	—	—	81.9	a	81.9
Other non-current assets	12.5	(0.3)	—		12.2

Total assets acquired	158.9	(7.1)	81.9		233.7
Liabilities Assumed:
Current portion of long-term debt and finance leases	$68.0	$(68.0)	$—		$—
Accounts payable	57.5	—	—		57.5
Accruals & other current liabilities	44.4	3.8	—		48.2
Long-term debt and finance leases—less current portion	27.0	(27.0)	—		—
Other long-term liabilities	14.6	(6.4)	—		8.2

Total liabilities assumed	211.5	(97.6)	—		113.9
Net assets acquired	$(52.6)	$90.5	$81.9		$119.8

a – Assignment of goodwill to Mesa

K – To reflect additional depreciation and amortization expense of $0.1 million in the nine months ended September 30, 2025 and $1.7 million in the 12 months ended December 31, 2024 to conform with the historical accounting policy of Republic of ERJ aircraft on a straight-line basis over 26 years with a 10% salvage value compared to Mesa’s policy which depreciates ERJ aircraft on a straight-line basis over 25 years with a 20% salvage value.

L – To reflect cash funding requirement at transaction closing by United Airlines to restore working capital deficit resulting in the exchange of cash for up to a 6% interest in the Company. Adjustment results in increase to cash and cash equivalents of $53.2 million and common stock, no par value and is subject to finalization during the Net Debt Adjustment Resolution Period.

M – To reflect the tax attributes of the disposition of certain Mesa aircraft, equipment, and spares parts classified as Qualifying Agreements, resulting in a deferred income tax asset (“DTA”) and an increase to accumulated earnings (deficit) of $5.5 million, subject to further examination of NOL limitations imposed by Section 382 of the Internal Revenue Code. The DTA expected to be generated from sales of assets subject to Qualifying Agreements is limited by the underlying market capitalization of Mesa at closing of the Merger. The DTA reflected in the unaudited pro forma condensed combined financial information is an estimate was determined using the market capitalization of Mesa as of November 24, 2025. The actual DTA generated at closing of the Merger could materially differ.

N – The pro forma combined basic and diluted earnings (loss) per share have been adjusted to reflect the pro forma net loss for the year ended December 31, 2024 and pro forma net income for the nine months ended September 30, 2025. In addition, the weighted average shares outstanding for the periods presented have been adjusted to give effect to the expected issuance of Mesa common stock in connection with the Merger as described in Note I, Description of the Merger, to the unaudited pro forma condensed combined financial information and to reflect the reverse stock split. As the Surviving Corporation is in a net loss position for the year ended December 31, 2024, any adjustment for potentially dilutive shares would be anti-dilutive, and as such basic and diluted loss per share are the same. The following table presents the calculation of the pro forma weighted average number of common stock outstanding for basic and diluted earnings per share computations.

In thousands of shares	Year ended December 31, 2024	Nine months ended September 30, 2025
Weighted average common shares outstanding, Mesa	2,749	2,770
Weighted average RSUs (vested), Mesa (1)	54	64
Weighted average common shares outstanding, Republic (2)	39,096	39,134
Weighted average RSUs (vested), Republic (1)(2)	604	1,247
Three Party Agreement issuance requirement (3)	2,778	2,778

Total Basic Common Shares Outstanding	45,281	45,993
Dilutive RSU Shares(1) (4)	—	74
Dilutive Warrants(4)	—	204

Total Dilutive Common Shares Outstanding	45,281	46,271

(1)	RSU reflects existing vesting conditions of specified agreements along with the effect of the Merger on those RSUs (if any) had it been consummated on January 1, 2024.
(2)	Reflects outstanding shares of Republic common stock multiplied by the agreed upon Exchange Ratio of 38.9933.
(3)	Issuance of additional shares as required in the Three Party Agreement.

(4)

Diluted common shares outstanding reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Dilutive shares are computed utilizing the treasury method for restricted stock units and warrants.

O – To reflect additional stock compensation expense from incremental RSUs issued to Republic management upon closing of the Merger. Total expense attributed to the additional RSUs is an estimated $3.5 million, recognized at the consummation of the transaction. As a result, the unaudited pro forma condensed combined financial information reflects $3.5 million of expense related to the year ended December 31, 2024.

P – To reflect the elimination of certain assets and liabilities related to long-term investments owned by Mesa that will be sold as part of pre-closing conditions set forth in the Three Party Agreement. Assets and liabilities eliminated during the period results in a $0.3 million and a $0.1 million decrease to other non-current assets and current liabilities, respectively.

Q – To reflect the settlement of restricted stock awards designated as liability awards upon consummation of the Merger, resulting in the reclassification of awards from accrued expenses and other current liabilities to additional paid-in capital. This results in a decrease to cash and cash equivalents of $4.4 million, a decrease to accrued expenses and other current liabilities of $10.0 million, an increase to additional paid-in capital of $7.6 million and a decrease to accumulated earnings (deficit) of $2.0 million. The change in classification of the award results in a $2.0 million increase to salaries and wages during the year ended December 31, 2024.

R – To reflect the reclassification of repairable spare parts from property and equipment, net to inventories to conform to the presentation of Legacy Republic. The adjustment results in a $10.8 million decrease to property and equipment, net and a $10.8 million increase to inventories.

Other Items

The unaudited pro forma condensed combined pro forma financial information includes the result of actions taken by Mesa and Republic in historical periods concurrent with the ongoing negotiation, formation, and documentation of the Merger. These actions are non-recurring, one-time items which the Surviving Corporation does not expect to incur on an ongoing basis and are not representative of the operational results of the Surviving Corporation had the transaction been effective on January 1, 2024 and all pre-closing terms and conditions of the Merger were satisfied.

Non-recurring, one-time items include fees incurred directly in relation to the Merger and other one-time costs resulting from actions taken to satisfy pre-closing and closing conditions set forth in the Three Party Agreement. Asset impairment and the loss on sale of assets, net line items include charges related to the disposals of CRJ and ERJ airframes and related equipment. Transaction-specific, one-time professional fees include third party fees incurred in relation to the Merger and these other non-routine transactions.

	Year ended December 31, 2024		Nine months ended September 30, 2025
	Republic	Mesa	Republic	Mesa
Asset impairment	$—	$38.3	$—	$53.4
Loss on sale of assets, net	—	112.1	—	8.4
Transaction-specific professional fees and other one-time costs	3.5	6.3	13.4	11.5

Total	$3.5	$156.7	$13.4	$73.3